Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARBONITE, INC.
Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware
     Carbonite, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
     FIRST: The name of the Corporation is Carbonite, Inc.
     SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 10, 2005. The Certificate of Incorporation of the Corporation as heretofore amended and restated is hereby amended and restated pursuant to Sections 228, 242, and 245 of the DGCL. All amendments to the Certificate of Incorporation reflected herein have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242, and 245 of the DGCL. As required by Section 228 of the DGCL, the Corporation has given written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.
     THIRD: The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:
ARTICLE I - NAME
     The name of the corporation is Carbonite, Inc. (the “Corporation”).
ARTICLE II — REGISTERED OFFICE AND AGENT
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address in The Corporation Trust Company.
ARTICLE III — PURPOSE AND POWERS
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV — CAPITAL STOCK
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 51,000,000 shares, consisting of (i) 45,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 6,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
     The rights, preferences, privileges and restrictions granted to and imposed on each class of capital stock of the Corporation are as follows:
     1. Common Stock.
          1.1 General. The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors upon issuance of Preferred Stock of any series.
          1.2 Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting.
          1.3 Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.
          1.4 Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.
     2. Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders, to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL. Any shares of Preferred Stock which may be redeemed, purchased, or acquired by the Corporation may be reissued except as otherwise provided by the DGCL.
     3. Changes in Number of Authorized Shares. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of the applicable class or series then outstanding) by the affirmative vote of the holders of not less a majority of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V — LIMITATION OF LIABILITY
     Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment. If the DGCL is amended to permit further elimination or limitation of personal liability of directors, the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.
ARTICLE VI — INDEMNIFICATION
     1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made or party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was, or has agreed to become, a Director or officer of the Corporation, or is, or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit, or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article VI, and except as set forth in Section 7 below, the Corporation shall not indemnify Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.
     2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a Director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit, or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of State of Delaware or such other court shall deem proper.
     3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article VI, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit, investigation, or proceeding referred to in Section 1 and 2 of this Article VI, or in defense of any claim, issue, or matter therein, or on appeal from any such action, suit, investigation, or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.
     4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding, or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding, or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expense subsequently incurred by Indemnitee in connection with such action, suit, proceeding, or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding, or investigation, but the fees and expenses of such counsel incurred after notice from the

Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding, or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding, or investigation, in each of which cases the fees and expenses of counsel for Indemnitee, shall be at the expense of the Corporation, except as otherwise expressly provided by this Article VI. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article VI for any amounts paid in settlement of any action, suit, proceeding, or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding, or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.
     5. Advance of Expenses. Subject to the provisions of Section 6 of this Article VI, in the event of any threatened or pending action, suit, proceeding, or investigation of which the Corporation received notice under this Article VI and with regard to which the Corporation does not assume the defense pursuant to Section 4 of this Article VI, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending a civil or criminal action, suit, proceeding, or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.
     6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article VI, an Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification or advancement of expenses. Within thirty (30) days of receipt by the Corporation of such written request for indemnification, the Corporation shall advance to Indemnitee all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf Indemnitee in connection with the relevant action, suit, proceeding, or investigation, as set forth in such written request. As soon as practicable (but in any event not later than sixty (60) days) after final disposition of the relevant action, suit, proceeding, or investigation, a determination with respect to Indemnitee’s entitlement to indemnification shall be made in the specific case: (i) if a Change of Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (B) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (C) if there are no such Disinteresedt Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee.
     For the purposes of this Section 6, the following terms shall be defined as follows:
          “Change of Control” means any one of the follow circumstances occurring after the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware: (i) there shall have occurred an event required to be reported with respect to the Corporation in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) under the Exchange Act, regardless of whether the Corporation is then subject to such reporting requirement; (ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) shall have become, without prior approval of the Corporation’s Board of Directors by approval of at least two-thirds of the Continuing Directors, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of outstanding capital stock of the Corporation representing fifteen percent (15%) or more of the combined voting power of the Corporation’s then outstanding capital stock (provided that, for the purpose of this Section 13(a)(ii), the term “person” shall exclude (x) the Corporation, (y) any trustee or other fiduciary holding stock of the Corporation under an employee benefit plan of the Corporation, and (z) any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation); (iii) there occurs a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting capital stock of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty-one percent (51%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; (iv) all or substantially all of the assets of the Corporation are sold or disposed of in a transaction or series of related transactions; (v) the approval of the stockholders of the Corporation of a complete liquidation of the Corporation; or (vi) the Continuing Directors cease for any reason to constitute at least a majority of the members of the Board of Directors.
          “Continuing Director” means (i) each member of the Board of Directors on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware or (ii) any new Director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware or whose election or nomination was approved.
          “Disinterested Director” means a member of the Board of Directors who is not and was not a party to the action, suit, proceeding, or investigation in respect of which indemnification is sought by Indemnitee.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee or other indemnitees under any indemnification agreement with the Corporation), or (ii) any other party to the action, suit, proceeding, or investigation giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights to indemnification.
     7. Remedies. The right to indemnification or advancement of expenses as granted by this Article VI shall be enforceable by Indemnitee in any court of competent jurisdiction. Unless otherwise required by law, the burden of proving that Indemnitee is not entitled to indemnification or advancement of expenses under this Article VI shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article VI that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or any part, in any such proceeding shall also be indemnified by the Corporation.
     8. Subsequent Amendment. No amendment, termination or repeal of this Article VI or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the final adoption of such amendment, termination, or repeal.
     9. Other Rights. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, or vote of stockholders or Disinterested Directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a Director or officer, and shall inure to the benefit of the estate, heirs, executors, and administrators of Indemnitee. Nothing contained in this Article VI shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and Directors providing indemnification rights and procedures different from those set forth in this Article VI. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VI.

     10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article VI to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines, or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding, or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines, or amounts paid in settlement to which the Indemnitee is entitled.
     11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.
     12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article VI with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.
     13. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with any action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.
     14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).
     15. Subsequent Legislation. If the DGCL is amended after adoption of this Article VI to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.
ARTICLE VII — FORUM SELECTION
     The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by a Director, officer, or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, or the Corporation’s By-Laws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article VII.
ARTICLE VIII — BOARD OF DIRECTORS; STOCKHOLDERS
     This Article VIII is inserted for the management of the business and for the conduct of the affairs of the Corporation.
     1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
     2. Number; Election and Qualification. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, the number of Directors shall be established by the Board of Directors; provided, however that the Board of Directors shall have at least one member. Election of persons to the Board of Directors need not be by written ballot.
     3. Class of Directors. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, the Board of Directors shall be and is divided into three classes: Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of members of the Board of Directors. The allocation of Directors among classes shall be determined by resolution of the Board of Directors.
     4. Tenure. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the meeting of stockholders at which such Director was elected; provided that each Director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation, each Director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation, and each Director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each Director shall continue until the election and qualification of such Director’s successor and be subject to such Director’s earlier death, resignation, or removal.
     5. Removal. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, members of the Board of Directors may be removed only for cause and only by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding capital stock of the Corporation then entitled to vote generally in the election of persons to the Board of Directors, voting together as a single class.
     6. Vacancies. Subject to the rights of holders of any class or series of Preferred Stock to elect persons to the Board of Directors, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. A person elected to fill a vacancy on the Board of Directors shall be elected for the unexpired term of such person’s predecessor in office, and a person appointed to fill a position resulting from an increase in the size of the Board of Directors shall hold office until next annual meeting of stockholders where the class of Directors to which such person is assigned by the Board of Directors is to be elected by stockholders and until the election and qualification of such person’s successor and be subject to such person’s earlier death, resignation, or removal.
     7. By-Laws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the rights of holders of any class or series of Preferred Stock, the By-Laws of the Corporation may be altered, amended, or repealed or new by-laws may be adopted only by (i) the affirmative vote of a majority of the Directors present at any regular or special meeting of the Board of Directors where a quorum is present or (ii) by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
     8. No Stockholder Action by Written Consent. Subject to the rights of holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
     9. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-Laws of the Corporation.
     10. Special Meetings of Stockholders. Special meetings of stockholders may be called at any time only by the Board of Directors, Chairperson of the Board, or the Chief Executive Officer or the President of the Corporation, and may not be called by any other person or persons. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
ARTICLE IX — AMENDMENTS
     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter permitted by the DGCL and all rights and powers conferred upon stockholders, Directors, and officers herein are granted subject to this reservation.
     Notwithstanding anything contained in this Certificate of Incorporation or in the Corporation’s By-Laws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, the provisions set forth in Articles IV(2), V, VI, VII, VIII, and this Article IX may not be repealed or amended in any respect, and no other provisions may be adopted, amended, or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles IV(2), V, VI, VII, VIII, and this Article IX, unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers on this 10th day of August, 2011.

CARBONITE, INC.
By:	/s/ David Friend
	Name:	David Friend
Its: Chief Executive Officer and President

By:	/s/ Danielle Sheer
	Name:	Danielle Sheer
Its: General Counsel and Secretary